Exhibit 15.3

[LETTERHEAD OF Lee Yu Rigets Law]

April 17, 2018

China Online Education Group

6th Floor Deshi Building North, Shangdi Street,

Haidian District, Beijing 100085

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm in China Online Education Group’s annual report on Form 20-F for the fiscal year ended December 31, 2017, which will be filed by China Online Education Group in April 2018 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements on Form S-8 (No. 333-213457).

Yours sincerely,

/s/ Lee Yu Rogets Law
Lee Yu Rogets Law